                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Coventry Health Care, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                           COVENTRY HEALTH CARE, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 18, 1998



To The Shareholders Of Coventry Health Care, Inc.:

         Notice is hereby given that the Annual Meeting of Shareholders of Coventry Health Care, Inc. (the "Company"), a Delaware corporation, will be held on Thursday, June 18, 1998, at 9:30 a.m., Eastern Daylight Saving Time, at the Bethesda Marriott Hotel, 5151 Pooks Hill Road, Bethesda, Maryland, for the following purposes:

         1. To elect Class I Directors to serve until the annual meeting of shareholders in 2001.

         2. To ratify the selection of Arthur Andersen LLP, certified public accountants, as the Company's independent auditors; and

         3. To transact such other business as may properly come before the meeting or at any adjournment(s) thereof.

         A Proxy Statement, Proxy Card and a copy of the Annual Report on the operations of Coventry Corporation, the Company's predecessor, during the fiscal year ended December 31, 1997 accompany this notice. Information regarding the matters to be acted upon at the 1998 Annual Meeting is contained in the enclosed Proxy Statement.

         Shareholders of record at the close of business on May 8, 1998 are entitled to notice of and to vote at the 1998 Annual Meeting or at any adjournment thereof, notwithstanding the transfer of any stock on the books of the Company after such record date.

         Each shareholder who does not plan to attend the meeting is requested to date, sign and return the accompanying Proxy in the enclosed postage-paid return envelope.

                                       By Order of the Board of Directors



                                       ALLEN F. WISE
                                       President and Chief Executive Officer


May 26, 1998

                           COVENTRY HEALTH CARE, INC.
                              6705 ROCKLEDGE DRIVE
                                    SUITE 100
                               BETHESDA, MD 20817


                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 18, 1998

                                  -------------

                             SOLICITATION OF PROXIES

         This Proxy Statement is furnished to shareholders of Coventry Health Care, Inc. (the "Company" or "CHC") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company to be held at 9:30 a.m., Eastern Daylight Saving Time, on June 18, 1998, at the Bethesda Marriott Hotel, 5151 Pooks Hill Road, Bethesda, Maryland and at any adjournment thereof (the "1998 Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement is first being sent to shareholders on or about May 26, 1998.

         The Company was formed in December 1997 in connection with the Capital Contribution and Merger Agreement (the "Combination Agreement"), dated as of December 19, 1997, by and among the Company, Coventry Corporation, a Tennessee corporation ("Coventry"), Principal Mutual Life Insurance Company, an Iowa mutual insurance company ("Principal Mutual"), Principal Holding Company, an Iowa corporation and wholly-owned subsidiary of Principal Mutual ("Holding"), and Principal Health Care, Inc., an Iowa corporation and wholly-owned subsidiary of Holding ("PHC"). Pursuant to the Combination Agreement, effective March 31, 1998 Coventry merged into a wholly-owned subsidiary of the Company, and the Company issued approximately 33 million shares of the Company's common stock, $.01 par value per share ("Common Stock"), to Coventry's shareholders. PHC contributed certain of PHC's assets and liabilities to the Company in exchange for approximately 26 million shares of Common Stock. Unless the context otherwise requires, references in this Proxy Statement to the Company for periods prior to April 1, 1998 refer to Coventry.


            BY WHOM AND THE MANNER IN WHICH PROXY IS BEING SOLICITED

         The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company. The expense of the solicitation of proxies for the 1998 Annual Meeting, including the cost of mailing, will be borne by the Company. Proxies will be solicited by the use of the mails and may also be solicited by personal interview, or by telephone, telecopy or telegram by directors, officers and employees of the Company. No directors, officers or employees of the Company will receive additional compensation for soliciting proxies.

         The Company will (i) request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Company's Common Stock held of record by such persons, (ii) furnish the number of copies thereof necessary to supply such material to all such beneficial holders and (iii) reimburse the reasonable forwarding expenses incurred by such record holders.

                              RIGHT TO REVOKE PROXY

         Any shareholder who signs and returns the proxy enclosed with this Proxy Statement has the power to revoke such proxy at any time prior to the exercise thereof by giving written notice of such revocation to the Company at or prior to the 1998 Annual Meeting, by executing another proxy bearing a later date, or by attending the 1998 Annual Meeting and voting in person the shares of stock such shareholder is entitled to vote. Unless the persons named in the proxy are prevented from acting by circumstances beyond their control, the shares of Common Stock represented by the proxy will be voted at the 1998 Annual Meeting in the manner specified therein. If no choice is specified on the proxy, the shares represented thereby will be voted for the four Class I director nominees and FOR the ratification of the selection of Arthur Andersen LLP as the Company's independent public accountants for fiscal 1998.


                    VOTING STOCK OUTSTANDING AND SHAREHOLDERS

         The record date for the determination of the shareholders entitled to vote at the 1998 Annual Meeting has been established by the Board of Directors as the close of business on May 8, 1998. As of such record date there were outstanding and entitled to vote 58,457,891 shares of Common Stock.

         Each share of Common Stock outstanding on the record date is entitled to one vote as to each matter properly brought before the 1998 Annual Meeting. The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the 1998 Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. If a quorum should not be present, the 1998 Annual Meeting may be adjourned from time to time until a quorum is present or represented.

         An affirmative vote of a plurality of the shares present or represented and voting at the meeting is required for the election of directors. The affirmative vote of a majority of the shares present or represented and entitled to vote shall be required for ratification of the Company's selection of independent auditors and all other business that may properly come before the meeting or any adjournments thereof. The votes are tabulated as actually received by an automated system administered by ChaseMellon Shareholder Services, L.L.C., the Company's transfer agent. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the existence of a quorum. Each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders and will have the effect of a vote against proposals other than the election of directors. Broker non-votes will not be counted for purposes of determining whether a proposal has been approved and will not be counted as votes for or against such proposal. A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote, in the broker's discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote on the non-routine matter.


                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

         The Company's Bylaws provide that the Company's Board of Directors shall consist of not less than three nor more than fifteen persons. The Board of Directors currently consists of fifteen persons, who are divided into three classes serving staggered terms with each class consisting of one-third of the directors. The size of the Board will be reduced to fourteen persons as of the Annual Meeting, with four directors in Class I and five each in Classes II and
III. At each annual meeting, directors of the class whose term of office expires in that year are elected for a three-year term.

         The nominees designated by the Board of Directors for election as Class I Directors at the 1998 Annual Meeting will, if elected, each serve three-year terms expiring at the annual meeting of shareholders in 2001. All of the nominees have consented to being nominated and to serve if so elected.

         The persons named in the enclosed proxy intend to vote the shares represented by such proxy FOR the election of the nominees named herein, unless contrary instructions are received. If any of the nominees named below should be unable to accept nomination or election as a director at the 1998 Annual Meeting, an event which the Board of Directors does not anticipate, the proxy will be voted with discretionary authority for a substitute nominee or substitute nominees as shall be designated by the current Board of Directors and for the remaining nominee(s), if any, named below.

         The following persons have been nominated by the Board of Directors to serve as Class I Directors for a three-year term expiring at the annual meeting of shareholders in 2001:

                                    NOMINEES

                                     CLASS I
                      FOR A THREE-YEAR TERM EXPIRING AT THE
                       2001 ANNUAL MEETING OF SHAREHOLDERS

                                 David J. Drury
                                Richard H. Jones
                                Elizabeth Tallett
                                  Allen F. Wise


         The following persons are continuing directors whose terms are not expiring at the 1998 Annual Meeting:

                              CONTINUING DIRECTORS

                                    CLASS II
                         THREE-YEAR TERM EXPIRES AT THE
                       1999 ANNUAL MEETING OF SHAREHOLDERS

                                 Thomas L. Blair
                                  Gary M. Cain
                          Emerson D. Farley, Jr., M.D.
                               Patrick T. Hackett
                              Lawrence N. Kugelman

                                    CLASS III
                         THREE-YEAR TERM EXPIRES AT THE
                       2000 ANNUAL MEETING OF SHAREHOLDERS

                              John H. Austin, M.D.
                                Laurence DeFrance
                                 Thomas J. Graf
                                Kenneth J. Linde
                             Rodman W. Moorhead, III

On March 31, 1998, the Board of Directors of the Company elected the above-named individuals as directors, as well as Philip N. Bredesen who was elected a Class I Director, pursuant to and simultaneously with the closing of the Combination. Ms. Tallett and Mr. Drury are Class I Directors whose terms expire at the 1998 annual meeting of shareholders along with Messrs. Bredesen, Jones and Wise, who previously served as Class I Directors of Coventry. Messrs. Blair and Cain are Class II Directors whose terms expire at the 1999 annual meeting of shareholders along with Dr. Farley and Messrs. Hackett and Kugelman, who previously served as Class II Directors of Coventry. Messrs. Linde and Graf are Class III Directors whose terms expire at the 2000 annual meeting of shareholders along with Dr. Austin and Messrs. DeFrance and Moorhead, who previously served as Class III Directors of Coventry. See "Management", infra, for information concerning the business experience of the Nominees and the Continuing Directors.

         Ms. Tallett and Mr. Drury are nominees who were designated by Principal Mutual and, along with Messrs. Blair, Cain, Graf and Linde, were originally elected to the Company's Board of Directors on April 1, 1998 pursuant to Section 8 of the Shareholders Agreement dated as of April 1, 1998 (the "Shareholders Agreement") by and among the Company, Principal Mutual and PHC, which was entered into by the parties concurrently with the consummation of the Combination Agreement. Under the terms of the Shareholders Agreement, the Company has agreed to nominate and use its best efforts to cause its shareholders to elect six directors designated by Principal Mutual.

         Under the terms of the Purchase Agreement for Coventry's 8.3% Convertible Exchangeable Senior Subordinated Notes ("Convertible Notes"), Coventry was required to use its best efforts to elect and cause to remain as directors two nominees designated by Warburg, Pincus Ventures, L.P. ("Warburg"), as majority holder of the Convertible Notes; Messrs. Moorhead and Hackett have been so designated by Warburg. As a result of the consummation of the Combination Agreement, for so long as the Convertible Notes remain outstanding and Warburg shall beneficially own at least 50% of the outstanding Convertible Notes, Warburg is entitled to designate a number of directors equal to the greater of one or the whole number of directors obtained by multiplying (a) the number of directors on the Board (including directors designated by Warburg) by
(b) a fraction, the numerator of which is equal to the number of shares of common stock issuable upon conversion or exchange of the Convertible Notes and the denominator of which is equal to the total number of shares of the Company's capital stock outstanding as measured in each case on and as converted to Common Stock basis. The Company believes that under the foregoing provision Warburg would be entitled to designate one director.

         Proxies cannot be voted for a greater number of persons than the number of nominees named.


         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES FOR CLASS I DIRECTORS.


CERTAIN BOARD INFORMATION

         The Board of Directors of the Company's predecessor, Coventry, (the "Coventry Board") held four regular meetings and five special meetings during fiscal year 1997. The Board acted on six occasions by unanimous written consent. All members of the Coventry Board attended at least 75% of the meetings held by the Board and by the committees of which they were members.

COMMITTEES OF THE BOARD

         The Audit Committee of Coventry's Board had responsibilities which included making recommendations as to the engagement of independent auditors, reviewing audit fees, supervising matters relating to audit functions, reviewing and setting internal policies and procedures regarding audits, accounting and other financial controls and reviewing related party transactions. During fiscal year 1997, the Audit Committee of the Coventry Board met three times, and its members were John H. Austin, M.D. (Chair) and Laurence DeFrance. The Audit Committee of the Company's Board has the same responsibilities as those of the Audit Committee of the Coventry board. Dr. Austin (Chair), Mr. DeFrance and Ms. Tallett are the members of the Audit Committee of the Company's Board.

         The Compensation and Benefits Committee of the Coventry Board had responsibilities which included approval of remuneration arrangements for executive officers of Coventry, review of compensation plans relating to executive officers and directors, grants of stock options to employees under Coventry's employee stock option plans and general oversight and review of employee compensation policies. During fiscal year 1997, the Compensation and Benefits Committee of the Coventry Board met five times and its members were Dr. Austin, M.D. (Chair), Mr. DeFrance and Mr. Moorhead. The Compensation and Benefits Committee of the Company's Board has the same responsibilities as the Compensation and Benefits Committee of the Coventry board. Dr. Austin (Chair), Mr. Moorhead and Mr. Graf are the members of the Compensation and Benefits Committee of the Company's Board.

         The Board of Directors does not have a standing nominating committee and nominations for election to the Board of Directors may be made by or at the direction of the Board of Directors or by any stockholder entitled to vote for the election of directors as described below. The Company's bylaws establish an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. Notice of director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the directors are to be elected. To be timely, notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 120 days prior to the meeting; provided, however, that in the event that less than 130 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual or special meeting was mailed or such public disclosure was made; provided, further, that in the case of the annual meeting of stockholders, notice by a stockholder must be received at least 120 days in advance of the anniversary of the date Company's proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders, unless no such annual meeting was held during the prior year or the date that the annual meeting has been changed by more than 30 calendar days. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies (including such person's written consent to serve as a director if so elected) and (b) certain information about the stockholder proposing to nominate that person. If the chairman of the meeting of the stockholders determines that a person is not nominated in accordance with the nomination procedure set forth in the bylaws, such nomination will be disregarded.


         VOTING STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

         The following table sets forth information, as of April 30, 1998, regarding the beneficial ownership of the Company's Common Stock by (i) each person or group who is known by the Company to be the beneficial owner of more than five percent of the Common Stock, (ii) all directors and nominees for director of the Company, (iii) each executive officer named in the Executive Compensation Table; and (iv) all directors and executive officers of the Company as a group. The number of shares beneficially owned by each director or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. The Company believes that each of the beneficial owners of the Common Stock listed below, based on information furnished by such owners, has sole voting and investment power (or shares such powers with his or her spouse or in the case of an entity, with its affiliates) with respect to such shares, subject to the information contained in the notes to the table.

                                                           NUMBER OF SHARES
                                                           OF COMMON STOCK             PERCENTAGE
         NAME AND ADDRESS                                  BENEFICIALLY                OF COMMON
         OF BENEFICIAL OWNER                               OWNED (1)                   STOCK
--------------------------------------------------------------------------------------------------

Principal Mutual Life Insurance Company (2)                25,081,604                  42.9%
         711 High Street
         Des Moines, IA 50392
Warburg, Pincus Ventures, L.P. (3)                          6,640,047(4)               10.3%
         466 Lexington Avenue
         New York, NY  10017
The Crabbe Huson Group, Inc. (5)                            3,741,100                   6.4%
         121 S.W. Morrison, Suite 1400
         Portland, OR  97204
Philip N. Bredesen                                          1,559,271                   2.7%
John H. Austin, M.D                                            48,834(6)                  *
Thomas L. Blair                                                     0                     *
Gary M. Cain                                                        0                     *
Joseph N Carroll                                               34,500                     *
Laurence DeFrance                                              15,334(6)                  *
David J. Drury                                                      0                     *
Emerson D. Farley, Jr., M.D                                    76,510(6)                  *
Thomas J. Graf                                                      0                     *
Patrick T. Hackett (3) (7)                                      5,000                     *
Richard H. Jones                                              164,995(6)                  *
Lawrence N. Kugelman                                           66,000(6)                  *
Kenneth J. Linde                                                    0                     *
Robert A. Mayer(9)                                             73,085(6)                  *
Rodman W. Moorhead, III (3) (8)                                     0                     *
Elizabeth Tallett                                                   0                     *
Allen F. Wise                                                 207,134(6)                  *
Dale B. Wolf                                                   45,290(6)                  *
Executive Officers and
         Directors as a Group (31 persons)                  2,460,273(6)               4.21%

---------------

*  Less than one percent.

(1) For purposes of this table, a person or group of persons is deemed to beneficially own shares issuable upon the exercise of warrants or options that are currently exercisable or that become exercisable within 60 days from the date set forth above.

(2) According to the Joint 13D filed by Principal Mutual, Holding and PHC, Principal Mutual is an Iowa mutual insurance company; Holding, a wholly-owned subsidiary of Principal Mutual which is a holding company for the non-life insurance subsidiaries of Principal Mutual, is an Iowa corporation; and PHC, which is a direct wholly-owned subsidiary of Holding and an indirect wholly-owned subsidiary of Principal Mutual, is an Iowa corporation. On April 1, 1998, upon the consummation of the transactions contemplated by the Combination Agreement, the Company issued 25,043,704 shares to PHC in consideration of the transfer of certain PHC assets and the assumption of certain PHC liabilities. In addition, Invista Capital Management, Inc. ("Invista"), a direct wholly-owned subsidiary of Holding and an indirect wholly-owned subsidiary of Principal Mutual, held 37,900 shares for certain investment accounts for which Investa acts as investment adviser. The 37,900 shares held by Invista and the 25,043,704 shares held by PHC are deemed to be beneficially owned by Principal Mutual and Holding. The 25,081,604 shares of Common Stock beneficially owned by Principal Mutual and Holding constitutes 42.9% of the Company's outstanding Common Stock, its only class of voting securities outstanding. Under the terms of the Shareholders' Agreement dated as of April 1, 1998 by and among the Company, Principal Mutual and PHC, Principal Mutual has agreed that so long as the Company's Convertible Notes are outstanding, Mutual and its affiliates (including Holding, PHC and Invista) will not vote or act on written consent in any matter coming before the Company's shareholders in excess of 40% of the shares of Common Stock outstanding plus 40% of the shares of the Company's Preferred Stock outstanding. See "Certain Transactions" for additional information concerning the Shareholders' Agreement and the Warrant to purchase up to 6,582,211 shares of Common Stock dated as of April 1, 1998 also issued to Principal Mutual upon the consummation of the Combination Agreement. The Warrant is only exercisable in the event that Coventry and PHC options and warrants outstanding on April 1, 1998 which were assumed by the Company on that date are subsequently exercised, and the shares issuable thereunder are not included in the shares shown as beneficially owned by Principal Mutual.

(3) According to the joint Schedule 13D, as amended, (the "Joint 13D") filed by Warburg, E.M. Warburg, Pincus & Co., LLC ("E.M. Warburg"), Joel Ackerman, Jonathan S. Leff, Patrick T. Hackett and Warburg, Pincus & Co. ("WP"), E.M. Warburg is a New York limited liability company that manages Warburg, a Delaware limited partnership, and WP is a New York general partnership that is the sole general partner of Warburg. WP has a 15% interest in the profits of Warburg as general partner and also owns approximately 1.2% of the limited partnership interests of Warburg. According to the Joint 13D, Lionel I. Pincus is the managing partner of WP and the managing member of E.M. Warburg and may be deemed to control both WP and E.M. Warburg. The Joint 13D indicates that Joel Ackerman, Jonathan S. Leff and Patrick T. Hackett (the "Trustees"), have been appointed as voting trustees under a Voting Trust Agreement, dated April 15, 1997, relating to all shares of Series A Preferred Stock or Common Stock that Warburg may acquire. Mr. Leff is an employee of E.M. Warburg, and Messrs. Ackerman, Hackett and Moorhead are general partners of WP and Managing Directors and members of E.M. Warburg. Messrs. Hackett and Moorhead are directors of the Company. As partners of WP, Messrs. Hackett and Moorhead may be deemed to have an indirect pecuniary interest (within the meaning fo Rule 16a-1 under the Securities Exchange Act of 1934) in an indeterminate portion of the shares beneficially owned by Warburg and WP. The address of each of the voting trustees is 466 Lexington Avenue, New York, NY 10017. Under the terms of the Voting Trust Agreement, the Trustees, acting by majority vote, have exclusive authority to vote the shares held pursuant to the Voting Trust Agreement for the ten year term of the Voting Trust Agreement. The Voting Trust Agreement may terminate earlier if Warburg shall be deemed to beneficially own less than ten percent of the Common Stock and shall give notice of termination to the Trustees.

(4) Includes 3,749,400 shares of Common Stock that may be acquired on conversion of $37,494,000 in aggregate principal amount of the Company's Convertible Notes held by Warburg (or on conversion of the Series A Preferred Stock if issued in exchange for the Convertible Notes) and warrants to purchase 2,117,647 shares of Common Stock held by Warburg. Under the terms of the warrants held by Warburg, the warrants shall not be exercisable as to any shares, the ownership of which by Warburg would require approval under various state laws, unless and until such regulatory approval has been obtained.

(5) According to its most recent Schedule 13G, The Crabbe Huson Group, Inc. is an Oregon corporation.

(6) Includes the following shares issuable upon exercise of stock options which are currently exercisable or which become exercisable within 60 days of the date set forth above: John H. Austin, M.D., 21,334 shares; Laurence DeFrance, 13,334 shares; Emerson D. Farley, Jr., M.D., 9,500 shares; Richard H. Jones, 161,036 shares; Lawrence N. Kugelman, 31,000 shares; Allen F. Wise, 133,333 shares; Joseph N. Carroll, 25,000 shares; Robert A. Mayer, 58,333 shares; Dale B. Wolf, 37,500 shares; and all executive officers and directors as a group (31 persons), 548,454 shares.

(7) Mr. Hackett disclaims beneficial ownership of the common Stock owned by Warburg or that may be acquired by Warburg on conversion of the Convertible Notes, the Series A Preferred Stock (if issued in exchange for the notes) or on the exercise of warrants. See Notes 3 and 4 above.

(8) Mr. Moorhead disclaims beneficial ownership of the common Stock owned by Warburg or that may be acquired by Warburg on conversion of the Convertible Notes, the

     Series A Preferred Stock (if issued in exchange for the notes) or on the exercise of warrants. See Notes 3 and 4 above.

(9)  Mr. Mayer resigned from the Company effective May 1, 1998.



                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The Company's directors and executive officers as of the date of this Proxy Statement are as follows:

NAME                                        AGE      POSITION

John H. Austin, M.D.                        53       Director (1)(2)
Thomas L. Blair                             53       Director
Philip N. Bredesen                          54       Director
Gary M. Cain                                55       Director
Laurence DeFrance                           53       Director (2)
David J. Drury                              53       Director
Emerson D. Farley, Jr., M.D.                60       Director
Thomas J. Graf                              50       Director (1)
Patrick T. Hackett                          36       Director
Richard H. Jones                            42       Director and Senior Vice President
Lawrence N. Kugelman                        55       Director
Kenneth J. Linde                            51       Director, Executive Vice President
Rodman W. Moorhead, III                     54       Director (1)
Elizabeth Tallett                           49       Director (2)
Allen F. Wise                               55       Director, President and Chief Executive Officer
Joseph N. Carroll                           59       Vice President, Information Systems
Ronald M. Chaffin                           41       Senior Vice President
Thomas A. Davis                             37       Senior Vice President
Harvey C. DeMovick, Jr.                     51       Senior Vice President, Government Programs and
                                                     Information Systems
James R. Hailey                             41       Vice President, Vendor Management
J. Stewart Lavelle                          44       Senior Vice President, Sales and Marketing
Bernard J. Mansheim, M.D.                   51       Senior Vice President and Senior Medical Director
Thomas P. McDonough                         49       Executive Vice President
Robert J. Mrizek                            49       Senior Vice President, General Counsel, Transactions and
                                                     Contracting, and Assistant Secretary
Harvey Pollak                               43       Vice President, Network Development
C. David Roberts                            43       Vice President
Francis S. Soistman, Jr.                    41       Senior Vice President
Shirley R. Smith                            53       Senior Vice President, General Counsel, Corporate and
                                                     Securities, and Secretary
Sharon I. Taylor                            46       Senior Vice President, Business Planning and Savings
                                                     Programs
Dale B. Wolf                                44       Executive Vice President, Chief Financial Officer and
Treasurer

-----------------

(1)   Member of Compensation Committee
(2)   Member of Audit Committee

         DR. AUSTIN was elected a director and Chairman of the Board of the Company on March 31, 1998. He has been a director of Coventry since January 1988 and was elected Chairman of the Board in December 1995. Dr. Austin has been Chairman and Chief Executive Officer of Arcadian Management Services, a company which manages and owns rural healthcare provider networks, since June 1997. From October 1994 through March 1997, he was President of the Professional Services Division of Unihealth, one of the nation's largest voluntary non-profit healthcare networks. From July 1992 to October 1994, Dr. Austin was a self-employed health care consultant. Dr. Austin is a member of the Board of Directors of QuadraMed Corporation, which develops, markets and sells healthcare software products and services.

         MR. BLAIR was elected a director of the Company on March 31, 1998. He has been the Chief Executive Officer of United Payors and United Providers, Inc. ("United Payors"), an intermediary between health care providers and health care payors located in Rockville, Maryland, since January 1995. From June 1993 to January 1995, he was the Chief Executive Officer of IM&I, an investment company located in Rockville, Maryland. From June 1988 to June 1993, he was Chief Executive Officer of America's Health Plan, a provider network company located in Rockville, Maryland. Mr. Blair is a director of United Payors.

         MR. BREDESEN was elected a Class I Director of the Company on March 31, 1998. His term will expire at the 1998 Annual Meeting and he will not seek reelection.. Mr. Bredesen has been a director of Coventry since April 1997. He previously served as a director of Coventry from its founding in November 1986 to January 1993. Mr. Bredesen is currently the Mayor of the Metropolitan Government of Nashville and Davidson County, Tennessee, having been elected to that position in August 1991 and re-elected in August 1995.

         MR. CAIN was elected a director of the Company on March 31, 1998. He has been Vice President of Principal Mutual, one of the nation's largest life insurance companies, since 1989.

         MR. DEFRANCE was elected a director of the Company on March 31, 1998. He has been a director of Coventry since August 1990. He has been a self-employed consultant since March 1992. He was a member of the Board of Directors of DeVlieg-Bullard, Inc., a manufacturer of precision engineered machine tools, from April 1986 to December 1994.

         MR. DRURY was elected a director of the Company on March 31, 1998. He has served as Chairman and Chief Executive Officer of Principal Mutual since January 1, 1995. He was President and Chief Executive Officer of Principal Mutual from July 1, 1994 to January 1, 1995 and President from February 1, 1993 to July 1, 1994. Mr.
Drury is a director of United Payors.

         DR. FARLEY was elected a director of the Company on March 31, 1998. He has been a director of Coventry, since December 1994. Since 1972, Dr. Farley has been engaged in the private practice of medicine in Richmond, Virginia. From 1989 until September 1997, he was the Medical Consultant for Signet Bank in Richmond, Virginia. Since 1991, Dr. Farley has been the Vice-Chairman of Doctors Insurance Reciprocal Risk Retention Group in Richmond, Virginia, which provides medical malpractice insurance coverage to physicians. From 1984 to 1994, he was the Chairman of the Board of Directors of Southern Health Management Corporation (now known as Coventry HealthCare Management Corporation).

         MR. GRAF was elected a director of the Company on March 31, 1998. He has been Senior Vice President of Principal Mutual since August, 1994. He was Senior Vice President and Chief Information

Officer of Principal Mutual from January, 1994 to August, 1994 and Vice President and Chief Information Officer from June 1992 to January 1994. Mr. Graf is a director of United Payors.

         MR. HACKETT was elected a director of the Company on March 31, 1998. He has been a director of Coventry since May 7, 1997. He has been a Managing Director of E.M. Warburg (or its predecessor), which manages Warburg, since 1994. He served as an Associate at E.M. Warburg from 1990 to 1991 and as Vice President from 1991 to 1993. Mr. Hackett is a director of Transition Systems, Inc., a provider of software and related services to the health care industry, and several privately held companies.

         MR. JONES was elected a director of the Company on March 31, 1998. He has been a director of Coventry since December 1995. Mr. Jones was elected Senior Vice President of the Company on April 30, 1998. A certified public accountant, Mr. Jones was named President and Chief Executive Officer of Group Health Plan, Inc. on October 7, 1996. He was Senior Vice President, Finance and Development, and Treasurer of Coventry from June 1993 until December 18, 1996. From November 1990 to June 1993, he was a Vice President, the Chief Financial Officer and Treasurer of Coventry.

         MR. KUGELMAN was elected a director of the Company on March 31, 1998. He has been a director of Coventry since August 1992. He was interim Chief Executive Officer and President of Coventry from December 1995 until October 7, 1996. From March 1995 until December 1995 he was self-employed. He was Executive Vice President of American Medical International, an organization that owns and operates acute care hospitals nationwide, from January 1993 to March 1995. From July 1992 to December 1992, he was Executive Director of the Sisters of St. Joseph Healthcare Foundation, which was created in connection with Health Plan of America's conversion from not-for-profit to for-profit status. From November 1986 to January 1992, he was President and Chief Executive Officer of Health Plan of America, a statewide California HMO company.

         MR. LINDE was elected a director and Executive Vice President and Chief Operating Officer of the Company on March 31, 1998. Mr. Linde served as PHC's President and Chief Executive Officer from January 1987 until March 1998. Mr. Linde is a director of United Payors.

         MR. MOORHEAD was elected a director of the Company on March 31, 1998. He has been a director of Coventry since May 7, 1997. He has been employed since 1973 by E.M. Warburg (or its predecessor), where he currently serves as Senior Managing Director. He is a director of NeXstar Pharmaceuticals, Inc., Transkaryotic Therapies, Inc., Xomed Surgical Products, Inc. and several private companies. He is a Trustee of The Taft School and a member of the Overseer's Committee on University Resources, Harvard College.

         MS. TALLETT was elected a director of the Company on March 31, 1998. Since 1996, Ms. Tallett has held the positions of President and Chief Executive Officer of Dioscor, Inc. and President and Chief Executive Officer of Ellard Pharmaceuticals, Inc., both biopharmaceutical companies. In 1992 she co-founded Transcell Technologies, Inc., a carbohydrate-based pharmaceutical company, where she served as President and Chief Executive Officer until 1996. Ms. Tallett is a board member of Principal Mutual, Varian Associates, Inc. and Humascan, Inc. She is a founding board member of the Biotechnology Council of New Jersey and serves as its Treasurer.

         MR. WISE was elected a director of the Company on March 31, 1998. He has been a director of Coventry since October 1996. He was elected President and Chief Executive Officer of the Company on March 31, 1998. Mr. Wise has been President and Chief Executive Officer of Coventry since October 7, 1996. From 1994 to October 1996, he was Executive Vice President of United HealthCare Corp., a managed health care company. From January 1994 to October 1994 he was President and Chief Executive Officer of Wise Health System, a health care investment company. From 1991 to 1994, Mr. Wise was President and Chief Executive Officer of Keystone Health Plan, a managed health care company, and also Chief Operating Officer of Independence Blue Cross, a health care insurance company located in Philadelphia, Pennsylvania.

         MR. CARROLL was elected Vice President, Information Systems, of the Company on April 30, 1998. He has been Vice President and Chief Information Officer of Coventry since October 14, 1996. From April 1996 to October 1996, he was a self-employed health care consultant. From 1992 to April 1996, Mr. Carroll was the Senior Vice President and Chief Information Officer of Independence Blue Cross, a health care insurance company located in Philadelphia, Pennsylvania.

         MR. CHAFFIN was elected Senior Vice President of the Company on April 30, 1998. Prior to that time, he was a Regional Vice President of PHC from 1995. From 1994 to 1995, he was Executive Director of Principal Health Care of Nebraska, Inc., a wholly-owned subsidiary of PHC. From 1992 to 1994, Mr. Chaffin was Vice President Operations of HealthMark Health Plan, a managed care company located in Overland Park, Kansas.

         MR. DAVIS, head of the Company's Georgia health plan, was elected Senior Vice President of the Company on April 30, 1998. Prior to that time, he was the Chief Executive Officer of United HealthCare's Utah operations from 1996. From 1995 to 1996, Mr. Davis was Vice President - Operations for Metrahealth, a United HealthCare Company, overseeing its Georgia and Alabama operations. From 1992 to 1994, he was Director, HMO Operations for Prudential Health Care System.

         MR. DEMOVICK was elected Senior Vice President, Government Programs and Information Systems on April 30, 1998. He has been Senior Vice President, Medical and Government Programs of Coventry since July 1, 1997. From 1995 to 1997, Mr. DeMovick was Senior Vice President, Customer Administrative Services for United HealthCare, Inc., and from 1993 through 1994 he was Vice President Managed Care Operations for United HealthCare, Inc. From 1989 through 1992, he was President, Southwest Division, of CIGNA Healthplans' Employee Benefits Division.

         MR. HAILEY was elected Vice President, Vendor Management, of the Company on April 30, 1998. He has been Vice President, Specialty Markets, of Coventry since March 1994. From March 1982 to March 1994, Mr. Hailey was with SmithKline Beecham Pharmaceuticals ("SmithKline"), an international pharmaceutical company. Mr. Hailey's experience at SmithKline included corporate managed care sales marketing and strategic planning, training, regional and district sales management. For more than three years, he practiced clinical pharmacy in a teaching hospital. Mr. Hailey holds a Doctor of Pharmacy license.

         MR. LAVELLE was elected Senior Vice President, Sales and Marketing, of the Company on April 30, 1998. He has been the Chief Executive Officer of the Company's Virginia health plan since January 1998. From 1996 to February 1998, Mr. Lavelle was President of Riscorp Health Plans, a managed health care company in Sarasota, Florida. He joined U.S. Healthcare, Inc. in 1987 and most recently was Senior Vice President, General Manager of its New Jersey, Delaware, Maryland, Washington D.C. and Virginia operations from 1991 to 1996.

         DR. MANSHEIM was elected Senior Vice President and Senior Medical Director of the Company on April 30, 1998. From August 1997 to April 1998, he was the Chief Operating Officer of United HealthCare of the Mid-Atlantic. From August 1996 to July 1997, Dr. Mansheim was Chief Medical Officer for that same company. Prior to that, from April 1995 to August 1996, he was President and CEO of HealthSpring, Inc., a pre-paid, primary care group medical practice, which was acquired by United HealthCare, Inc. From July 1994 to April 1995, he was President and CEO of Triangle HealthCare Group and Medical Director of Prudential Health Care System of the Triangle in Raleigh-Durham-Chapel Hill, North Carolina. From July 1990 to June 1994, Dr. Mansheim was Senior Vice President for Medical Operations with AvMed HealthPlan in Gainesville, Florida.

         MR. MCDONOUGH became Executive Vice President of the Company on April 30, 1998. From November 1997 until the time he joined the Company on April 1, 1998, he was Chief Executive Officer, Strategic Business Services for United Health Care, Inc. From February 1997 to November 1997, Mr. McDonough was Executive Vice President, Customer Services Group for United Health Care, Inc. From August 1995 through February 1997, he was United Health Care, Inc.'s senior vice president, Claim Services. From August 1995 to October 1995, he was employed by MetraHealth as senior vice president, Claim

Services. From July 1993 through July 1995, he was the president of Harrington Services Corporation, and from February 1988 to July 1993, he was the chief operating officer of Jardine Group Services Corporation.

         MR. MRIZEK was elected Senior Vice President, General Counsel, Transactions and Contracting, and Assistant Secretary of the Company on April 30, 1998. From August, 1993 to that time, he was Vice President and Counsel of PHC. From January 1, 1990 to August 1, 1993, he was Counsel for Principal Mutual.

         MR. POLLAK was elected Vice President, Network Development, of the Company on April 30, 1998. From November 1987 to that time he was Vice President, National Network Development, for PHC.

         MR. ROBERTS was elected Vice President of the Company on April 30, 1998. From January 1995 to that time he was Regional Vice President of PHC. Prior to that time, from January, 1992 to January, 1995, he was Second Vice President of PHC.

         MR. SOISTMAN was elected Senior Vice President of the Company on April 30, 1998 and was named President and Chief Executive Officer of HealthAmerica Pennsylvania, Inc., the Company's Pennsylvania health plan, in May 1998. He was Regional Vice President of PHC from December, 1994 to March 31, 1998. From April, 1994, to December, 1994, he was Executive Director of Principal Health Care of the Mid-Atlantic, Inc., a wholly-owned managed healthcare subsidiary of PHC. From January 1983 until March 1994, Mr. Soistman held various positions with Blue Cross Blue Shield of Maryland and its subsidiary companies.

         MS. SMITH was elected Senior Vice President, General Counsel, Corporate and Securities, and Secretary of the Company on April 30, 1998. She has been a Vice President, the Corporate General Counsel and Secretary of Coventry since March 1994. From August 1993 to March 1994, she was Acting General Counsel and Secretary of Coventry. Prior to that, from April 1989 to August 1993, she was Assistant General Counsel of Coventry.

         MS. TAYLOR was elected Senior Vice President, Business Planning and Savings Programs of the Company on April 30, 1998. From January 1997 to that time she was Senior Vice President of Operations for PHC. From May 1994 through December 1996 she was Vice President of Operations and from January 1987 to May 1994 she was Vice President - Finance and Administration, of PHC.

         MR. WOLF was elected Executive Vice President, Chief Financial Officer and Treasurer of the Company on April 30, 1998. He has been Senior Vice President, Chief Financial Officer and Treasurer of Coventry since December 9, 1996. From August 1995 to December 1996, he was Executive Vice President of SpectraScan Health Services, Inc., a Connecticut women's health care services company. From January 1995 to August 1995, Mr. Wolf was Senior Vice President, Business Development for MetraHealth Companies, Inc., a Connecticut managed health care company. Prior to that, from August 1988 to December 1994, Mr. Wolf was Vice President, Specialty Operations for the Managed Care and Employee Benefits Operations of The Travelers, a Hartford, Connecticut insurance company.

                             EXECUTIVE COMPENSATION

         The Company did not conduct operations prior to April 1, 1998, and it paid no compensation any person prior to that date. The following table sets forth annual, long-term and other compensation awarded to, earned by or paid to the chief executive officer of the Company's predecessor, Coventry, and the persons who, in fiscal 1997, were the other four most highly compensated executive officers of Coventry who were serving as executive officers at December 31, 1997 (the "Named Executive Officers") for the three fiscal years ended December 31, 1995, 1996 and 1997:

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM
                                                 ANNUAL COMPENSATION                  COMPENSATION  AWARDS
                                       ---------------------------------------    ------------------------------
                                                                  OTHER                             SECURITIES       ALL OTHER
NAME AND                                                             ANNUAL       RESTRICTED       UNDERLYING        COMPEN-
PRINCIPAL POSITION         YEAR          SALARY       BONUS       COMPENSATION      STOCK        OPTIONS/SARS(#)      SATION
--------------------       ----        --------    -----------    ------------    ----------     ---------------     ----------
Allen F. Wise (1)          1997        $464,400    $562,500(3)    $74,745(4)      $850,000         150,000           $22,526(5)
  President & Chief        1996         137,395          --            --               --         400,000               240
  Executive Officer        1995              --          --            --               --              --                --

Dale B. Wolf (2)           1997         288,302     250,000(6)    146,614(4)            --         100,000            12,461(7)
  Senior Vice              1996              --          --            --               --         100,000                --
  President, Chief         1995              --          --            --               --              --                --
  Financial Officer
  and Treasurer

Richard H. Jones           1997         273,767     185,000(12)        --               --          50,000            12,866(13)
  Senior Vice              1996         229,588          --            --               --         100,000             6,750(14)
  President                1995         205,000          --            --               --          25,000             6,000(14)

Robert A. Mayer (8)        1997         213,100      30,000(9)     18,750(4)            --         200,000            10,469(10)
  Senior Vice President    1996              --          --            --               --              --                --
                           1995              --          --            --               --              --                --

Joseph N. Carroll (16)     1997         196,600      30,000            --               --              --            11,057(11)
  Vice President           1996          43,335          --            --               --         100,000               264(15)
                           1995              --          --            --               --              --                --


(1) Allen F. Wise as appointed President and Chief Executive Officer of Coventry effective October 7, 1996.
(2) Dale B. Wolf was appointed Senior Vice President, Chief Financial Officer and Treasurer of Coventry effective December 9, 1996.
(3) Includes 10,676 shares of unrestricted stock at fair market value as of the date of grant.
(4) Relocation expenses reimbursement (taxable and nontaxable, and including gross-up of taxable portion).
(5) Group life insurance premium ($1,743.75), employer matching contribution to Coventry's Retirement Savings Plan ($4,177) and employer matching contribution to Coventry's Supplemental Executive Retirement Plan ($16,606.18).
(6) Includes 5,890 shares of unrestricted stock at fair market value as of date of grant.
(7) Group life insurance premium ($510), employer matching contribution to Coventry's Retirement Savings Plan ($4,434) and employer matching contribution to Coventry's Supplemental Executive Retirement Plan ($7,516.73).
(8) Mr. Mayer joined Coventry in February 1997. He resigned from the Company effective May 1, 1998.
(9) Includes 252 shares of unrestricted stock at fair market value as of date of grant.
(10) Group life insurance premium ($1,149.24), employer matching contribution to Coventry's Retirement Savings Plan ($3,089) and employer matching contribution to Coventry's Supplemental Executive Retirement Plan ($6,230.98)

         (11) Group life insurance premium ($2,115.12), employer matching contribution to Coventry's Retirement Savings Plan ($2,980.72) and employer matching contribution to Coventry's Supplement Executive Retirement Plan ($5,961.46).

         (12) Includes 3,959 shares of unrestricted stock at fair market value as of date of grant.

         (13) Group life insurance premium ($546), employer matching contribution to Coventry's Retirement Savings Plan ($6,807.02) and employer matching contribution to Coventry's Supplemental Executive Retirement Plan ($5,512.53)

         (14) Consists of employer contributions to Coventry's Retirement Savings Plan and Supplemental Executive Retirement Plan.

         (15)  Group life insurance premium.

         (16)  Mr. Carroll joined Coventry in October 1996.




         The following table provides information on option grants to the Named Executive Officers during fiscal 1997. No stock appreciation rights ("SARs") were granted during fiscal 1997.

                      OPTION/GRANTS IN LAST FISCAL YEAR (1)

                                        PERCENT OF
                                        TOTAL
                         NUMBER OF       OPTIONS/                                             POTENTIAL REALIZABLE VALUE
                         SECURITIES      SARS                                                 AT ASSUMED ANNUAL
                         UNDERLYING      GRANTED TO       EXERCISE                            RATES OF STOCK PRICE
                         OPTIONS/        EMPLOYEES        OR BASE                             APPRECIATION
                         SARS            IN FISCAL        PRICE             EXPIRATION        FOR OPTION TERM
NAME                     GRANTED(#)      YEAR             ($/SHARE)         DATE                   5%                 10%
----                     -------------------------------------------------------------       -------------      ------------
Allen F. Wise            150,000          9.9%           $ 17.00           7/17/07           $1,603,681          $4,064,043

Dale B. Wolf              50,000          3.3%             11.625          3/27/07              365,545             926,363
                          50,000          3.3%             15.9375         7/15/07              501,150           1,270,014

Richard H. Jones          50,000          3.3%             15.9375         7/15/07              501,150           1,270,014

Robert A. Mayer          100,000          6.6%              7.3125         2/10/07              459,879           1,165,424
                          50,000          3.3%             11.6250         3/27/07              365,545             926,363
                          50,000          3.3%             11.125          4/14/07              349,823             886,519

Joseph N. Carroll             --           --                   --              --                   --                  --

(1) Generally, all options vest in equal increments annually over a four year period; Mr. Wise's options and Mr. Mayer's 100,000 options which expire on 2/10/07 vest in equal increments annually over three years.

         The following table provides information as to options exercised or held during fiscal 1997 by the Named Executive Officers:

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                       NUMBER OF SECURITIES               VALUE OF
                                                       UNDERLYING                         IN-THE-MONEY
                                                       UNEXERCISED OPTIONS                OPTIONS/SARS AT
                                                       AT FISCAL YEAR-END (#)             FISCAL YEAR-END ($)
                    SHARES                             ----------------------             -------------------
                    ACQUIRED ON       VALUE            EXERCISABLE (E)/                   EXERCISABLE (E)/
NAME                EXERCISE (#)      REALIZED         UNEXERCISABLE (U)                  UNEXERCISABLE (U)
----------------    ------------     --------          ----------------------             --------------------
Allen F. Wise                 --     $     --               133,333 E                          $    566,665 E
                                                            466,667 U                             1,133,335 U

Dale B. Wolf                  --           --                25,000 E                               121,875 E
                                                            175,000 U                               546,875 U

Richard H. Jones              --           --               161,036 E                               543,537 E
                                                            137,500 U                               218,750 U


Robert A. Mayer               --           --                     0 E                                     0 E
                                                            200,000 U                             1,181,250 U

Joseph N. Carroll             --           --                25,000 E                               117,187 E
                                                             75,000 U                               351,563 U

DIRECTORS' COMPENSATION

All directors are reimbursed by the Company for out-of-pocket expenses incurred in connection with attendance at meetings. Members of the Board of Directors who are not officers or employees of the Company, its subsidiaries or affiliates ("Outside Directors") are entitled to receive an annual retainer of $16,000 paid in quarterly installments of $4,000 each. Outside Directors are also entitled to receive $1,000 for each meeting of the Board of Directors or any committee thereof attended, and $500 for each telephonic meeting. Pursuant to policies at Principal Mutual and Warburg, Messrs. Drury, Graf, Cain, Hackett and Moorhead have waived payment of the stock options and director fees to which they otherwise would be entitled.

Pursuant to the Coventry 1993 Outside Directors Stock Option Plan, as amended (the "1993 Directors Plan"), each director who is not an employee of or consultant to Coventry or one of its subsidiaries received a grant of stock options for 2,000 shares, or 6,000 shares in the case of the Chairman of the Board of Directors, of Coventry Common Stock on January 1 of each year. The Company's 1998 Stock Incentive Plan contains similar provisions for the grant of options to outside directors. Because Dr. Farley serves as a consultant to Coventry HealthCare Management Corporation, a subsidiary of the Company, he is eligible to receive options under the Company's stock option plans for employees and consultants (including the Coventry stock plans assumed by the Company) but was not eligible to receive options under the 1993 Directors Plan.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

Allen F. Wise. Mr. Wise entered into an Employment Agreement effective October 7, 1996 for an initial term of one year (the "Initial Term"), which will continue on a year-to-year basis as long as a new employment contract is not executed or the agreement has not been otherwise terminated. This Employment Agreement has been assumed by the Company. Under the terms of the agreement, Mr. Wise receives a base salary (currently $550,000) per year. In addition, upon execution of the agreement, Mr. Wise received non-qualified stock options to purchase 400,000 shares of Coventry's Common Stock (which was converted to an option to acquire a like number of shares of Common Stock as a result of the Combination) at an exercise price of $11.00 per share, the fair market value per share of the Common Stock as of October 7, 1996. These options will vest over a period of three years. Mr. Wise is also eligible to receive an annual incentive bonus of up to 100% of his base salary, determined 50% on achievement of performance factors by the Company and the remainder to be granted in the sole discretion of the Compensation and Benefits Committee of the Board of Directors. If Mr. Wise's employment is terminated by the Company for any reason other than cause, or he terminates his employment with the Company as a result of a significant change in the nature or the scope of his position and authority following a Change in Control (as defined below), the Company will continue to pay his base salary at that time plus that portion of his annual incentive bonus which is based on the Company's performance, if those criteria are met, for a period of twelve months, plus any time period remaining in the Initial Term. In consideration of these benefits, Mr. Wise has agreed not to compete with the Company during the term of his employment and for one year thereafter.

Richard H. Jones. Mr. Jones entered into an Employment Agreement with Coventry effective November 11, 1996 for an initial term of two years, which will continue on a year-to-year basis as long as a new employment contract is not executed or the agreement has not been otherwise terminated. Under the terms of this agreement, Mr. Jones receives a base salary (currently $300,000) per year and was granted non-qualified options to purchase 100,000 shares of Coventry's Common Stock (which was converted to an option to acquire a like number of shares of Common Stock as a result of the Combination) at an exercise price of $12.75 per share, the fair market value per share of the Common Stock as of September 6, 1996. These options will vest over a period of four years. Of the options granted to Mr. Jones under his Employment Agreement, options to purchase 25,000 shares were exchanged for existing nonvested options to purchase the same number of shares at a higher price. Mr. Jones is eligible to participate in any annual incentive bonus programs available to officers of the Company and to receive other incentive compensation as determined annually by the Compensation and Benefits Committee of the Board of Directors. Additionally, Mr. Jones will be eligible to receive a retention bonus in the amount of $400,000 to be paid in full on January 31, 1999, if he is and has been continuously employed with the Company or a subsidiary of the Company until that time. In the event Mr. Jones terminates his employment for Good Reason (as defined below), or in the event the Company terminates his employment for any reason other than cause, Mr. Jones will continue to receive his yearly base salary for a period of 24 months following termination and will be allowed to exercise any vested options. In the event Mr. Jones' employment is terminated at any time within three years following the occurrence of a Change in Control (as defined below), the terms of this agreement, except with respect to the exercise and acceleration of options to purchase Common Stock, will become null and void, and the terms and conditions of that certain Change in Control Agreement executed by Mr. Jones and the Company as of September 12, 1995 will control. In consideration of these benefits, Mr. Jones agreed not to compete with the Company during the term of his employment and for two years thereafter.

Under the terms and conditions of that Change in Control Agreement, in exchange for an agreement not to compete with the

Company for a period of one year following the termination of his employment with the Company, Mr. Jones will receive an amount equal to 299.99% of his base salary plus 299.99% of his annual bonus if at any time within three years after a Change in Control (as defined below) his employment is terminated by the Company for any reason other than cause, or if he terminates his employment with the Company for Good Reason (as defined below). Under this agreement, benefits are payable as follows: (i) one-third of the total amount due will be paid in substantially equal semi-monthly installments over the twelve months immediately following termination of employment; and (ii) the remaining two-thirds will be paid in a lump sum within five business days after the expiration of such twelve month period.

Joseph N. Carroll. Mr. Carroll entered into an Employment Agreement with Coventry dated October 14, 1996 for an initial term of one year, which will continue on a year-to-year basis as long as a new employment contract is not executed or the agreement has not been otherwise terminated. Under the terms of this agreement, Mr. Carroll receives a base salary (currently $190,000 ) and 100,000 stock option shares which vest over a four-year period. Mr. Carroll is eligible to participate in any annual incentive bonus programs available to officers of the Company and to receive other incentive compensation as determined annually by the Compensation and Benefits Committee of the Board of Directors. In the event of termination for any reason other than cause, Mr. Carroll receives severance compensation equal to his base salary for six months.

Robert A. Mayer. Mr. Mayer entered into an Employment Agreement with Coventry dated January 24, 1997, which was been amended by Amendment No. 1 to Employment Agreement dated March 12, 1997. Under the terms of this agreement, Mr. Mayer received a base annual salary of $250,000 and 100,000 stock option shares which vested over a three-year period. Mr. Mayer was eligible to participate in any annual incentive bonus programs available to officers of the Company and to receive other incentive compensation as determined annually by the Compensation and Benefits Committee of the Board of Directors. The initial term of the agreement was two years. Mr. Mayer resigned from the Company effective May 1, 1998. Under the terms of his employment agreement, Mr. Mayer is entitled to severance equal to his base salary for 15 months.

Dale B. Wolf. Mr. Wolf entered into an Employment Agreement with Coventry dated December 30, 1996 for an initial term of one year, which will continue on a year-to-year basis as long as a new employment contract is not executed or the agreement has not been otherwise terminated. Under the terms of this agreement, Mr. Wolf receives a base salary (currently $325,000) and 100,000 stock option shares which vest over a four-year period. Mr. Wolf is eligible to participate in any annual incentive bonus programs available to officers of the Company and to receive other incentive compensation as determined annually by the Compensation and Benefits Committee of the Board of Directors. In the event of termination for any reason other than cause (which includes termination for Good Reason), Mr. Wolf receives severance of his base salary for one year.

Kenneth J. Linde. The Company entered into an Employment Agreement with Mr. Linde effective as of the Effective Time for an initial term of one year (the "Initial Term"), which will continue on a year-to-year basis as long as a new employment contract is not executed or the agreement has not been otherwise terminated. Under the terms of the agreement, Mr. Linde receives a base salary of $450,000 per year. In addition, the Company has assumed certain PHC Options, which entitle Mr. Linde to purchase 400,000 shares of Common Stock at an exercise price of $14.50 per share. These options vest over a period of three years. Mr. Linde is also eligible to receive an annual incentive bonus of up to 100% of his base salary, determined 50% on achievement of performance factors by the Company and the remainder to be granted in the sole discretion of the Compensation and Benefits Committee of the Board of Directors. If Mr. Linde's employment is terminated by the Company for any reason other than Good Cause, or he terminates his employment with the Company as a result of a significant change in the nature or the scope of his position and authority following a Change in Control (as defined below), the Company will continue to pay his base salary at that time plus that portion of his annual incentive bonus which is based on the Company's performance, if those criteria are met, for a period of twelve months, plus any time period remaining in the Initial Term. In addition, if (x) Mr. Linde is terminated without Good Cause at any time before the second anniversary of the Effective Time or (y) the position of President and Chief Executive Officer of the Company is vacant and Mr. Linde shall not be offered such position and, as a result, Mr. Linde tenders his resignation within thirty days thereafter, Mr. Linde shall be entitled to receive a payment (the "Global Severance Payment") in the amount of $2,500,000 in lieu of any other severance payments to which he might be entitled, and shall be entitled to receive stock options that are vested at the termination of this employment. In consideration of these benefits, Mr. Linde agreed not to compete with Newco during the term of his employment and for one year thereafter.

Definitions. For purposes of the agreements described above, a "Change in Control" is defined to include any of the following events: (i) the acquisition of at least a majority of the outstanding shares of the Company's Common Stock by any person or entity; (ii) the merger or consolidation of the Company into or with another entity if, as a result, the persons who owned a majority of the Common Stock prior to the transaction do not own a majority after the transaction; (iii) the sale of substantially all of the assets of the Company; or (iv) any change in the composition of the Board of Directors such that persons who at the beginning of any period of up to two years constituted at least a majority of the Board of Directors cease to constitute at least a majority of the Board of Directors at the end of such period.

For purposes of the agreements described above, "Good Reason" is generally defined to include a significant change in the nature or scope of the executive's position and authority or a reduction in base salary. In the Change in Control Agreements, "Good Reason" also includes certain substantial reductions in incentive compensation.

Acceleration of Other Options on a Change in Control. Substantially all of the outstanding stock options granted under the Company's stock option plans (including Coventry and PHC stock options assumed by the Company pursuant to the Combination Agreement) provide that such options vest upon a change in control of the Company.


         NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE EXCHANGE ACT THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE PERFORMANCE GRAPH ON PAGE 22 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.


                  REPORT OF THE COVENTRY COMPENSATION COMMITTEE

         As noted above, in 1997 the Company conducted no operations and paid no compensation. In order to provide information on fiscal 1997 compensation practices of Coventry, the Company's predecessor, the Compensation and Benefits Committee of the Coventry Board has furnished the following report on executive compensation.

COMPENSATION PHILOSOPHY

         Coventry's compensation philosophy provided guiding principles for compensation program design and for compensation decisions pertaining to Coventry's executive officers.

         The Committee's compensation philosophy embodied three primary objectives:

         1. To provide incentives for value delivered to Coventry's shareholders.

         2. To establish a clear connection between individual executive performance and changes in compensation.

         3. To provide a system of rewards that is strongly biased toward motivating executives and, at the same time, is competitive with industry standards.

To fulfill these primary objectives, executive compensation programs provided rewards for the achievement of business plan results and other strategic objectives, and were an important motivator for Coventry's executives.

         The Committee and its counselors used multiple sources of information for evaluating and establishing appropriate compensation levels. We relied on health care industry and peer group data in constructing the peer group of companies. This peer group consisted of publicly-traded managed healthcare companies operating nationwide and which had similar operations and were of comparable size to Coventry. Some, but not all, of these companies are included in the HealthCare Composite Index used in the Performance Graph on page 22 of this Proxy Statement. Consistent with these objectives, the Coventry sought to position its executives approximately at the median of the peer group, as adjusted for differences in market capitalization.

         Coventry's executive compensation program had three components -- base salary, annual incentive bonuses and long-term compensation. The Committee believes this mix reflects industry-wide practices.

         The Committee believes that incentive, or variable, compensation should be awarded primarily as a result of commensurate performance. The Committee, therefore, approved compensation programs which include high threshold (minimum) levels of performance. Balanced against the need to condition certain forms of compensation on high levels of Company-wide performance were the necessities of attracting and retaining talented executives in the face of adverse trends in the industry and the need to recognize individual performance in a variety of circumstances.

         During 1997, Coventry hired certain new executive officers and in each case entered into an employment agreement with the new executive officer. The base salary and other compensation provided in these employment agreements reflected competitive conditions in the industry at the time of hiring and was necessary to attract individuals of the requisite caliber. The Committee also believes that in each case the entry into an employment agreement was appropriate to provide stability for both the executives and the Company.


DESCRIPTION OF COMPENSATION PROGRAMS

         The following text briefly describes the role of each element of compensation.

         Base Salary

         Base salary serves primarily as an attraction and retention device. Aggregate base salary increases were intended to parallel increases in the pay levels of executives in the health care industry as a whole. Individual executive salary increases reflected the individual's level of performance and current position within established salary ranges, as well as industry trends.


         Annual Incentive

         The purpose of Coventry's annual incentive plan was to recognize and reward executives for taking actions that built the value of Coventry, generate competitive total returns to shareholders and maximize Coventry's profitability. The basis for annual incentive awards recognizes financial goals of significant importance to Coventry. The Committee made awards on the basis of corporate and individual performance, with a greater emphasis on corporate financial performance over individual achievements. Awards were based on the achievement of budgeted operating income by operating units and the attainment of critical success factors developed by key executives. For fiscal year 1997, the Company's named executive officers received annual incentive compensation in the form of cash and shares of the Company's Common Stock.

         Every three to five years the Committee will reevaluate the annual incentive plan to ensure its effectiveness.

         Long-Term Incentives

         On April 5, 1997, the Board of Directors of Coventry adopted the 1997 Stock Incentive Plan (the "1997 Plan"), which was subsequently approved by the shareholders of Coventry at the 1997 Annual Meeting held on August 20, 1997.

         Under the terms of the Plan, the Plan Committee has the authority to grant stock options, stock appreciation rights, restricted stock and/or other stock-based awards, except that the power to grant and establish the terms and conditions of awards to outside directors is reserved to the Board of Directors. All decisions made by the Plan Committee pursuant to the Plan shall be made in the Plan Committee's sole discretion and shall be final and binding on all persons.

         The Committee did not consider the amount of Common Stock already owned by an executive when making awards under the Plan. For fiscal year 1997, one restricted stock grant in the amount of 50,000 shares of Common Stock was made to Coventry's chief executive officer (please see the discussion of Chief Executive Officer Compensation, below) and non-qualified stock options were granted to Coventry's chief executive officer and other named executive officers. The exercise price in each case was the fair market value on the date of grant.

         To provide additional security to its executives and to encourage them to identify with the long-term goals of Coventry, Coventry entered into employment agreements with certain of its executive officers generally providing for an initial term of one year, which is automatically renewable on a year-to-year basis, and providing for severance in the event of termination of employment, in exchange for an agreement not to compete with Coventry during the term of employment and for a period of one to two years following termination of employment.


         Compensation Administration

         The Committee has followed an annual process in administering each of the three components of executive compensation. Similarly, Coventry's compensation programs have relied on an annual performance evaluation process. Moreover, the Committee has the right to use its own outside consultants in order to assure that it has the best possible information and an objective approach to the administration of compensation programs.

         The Committee intended for all compensation paid to Coventry's executive officers to be fully deductible to Coventry under the federal income tax laws and it intends to take such steps as may be necessary to ensure this continuing deductibility status, except in the case of incentive stock options, which the Company has no current intention of issuing.


         Chief Executive Officer Compensation

         Consistent with the compensation philosophy, the Committee based Coventry's chief executive officer's total compensation during 1997 on the overall performance of Coventry and on relative levels of compensation for chief executive officers in the healthcare industry.

         The Board of Directors elected Allen F. Wise to the position of Chief Executive Officer of Coventry Corporation on October 7, 1996. The Committee made the determination that Mr. Wise's base salary for 1997 should be set at $450,000, based upon his experience and competitive levels of compensation of other CEOs at comparable companies. In accordance with his employment agreement, Mr. Wise is eligible to receive stock incentives on the same basis as other executive officers. On July 17, 1997, Mr. Wise received a grant of 50,000 shares of restricted Common Stock which vest equally over a period of three years and an option to purchase 150,000 shares of Common Stock at the fair market value on the date of grant.

         Pursuant to Mr. Wise's employment agreement, he is eligible to receive annual bonus compensation in an amount up to 100% of his base salary. Half of this bonus compensation is based on achievement of budget or other operational factors as determined by the Committee on an annual basis and the remainder is to be granted in the sole discretion of the Committee. Mr. Wise received annual bonus compensation in the total amount of $562,500, $142,792 of which was in the form of a grant of 10,676 shares of Common Stock. The bonus was at the 100% of annual salary level for 1997 and for the 1996 period commencing October 7, 1996. Since becoming Coventry's chief executive, Mr. Wise has played the leading role in strengthening Coventry's balance sheet through the Warburg investment, disposed of Coventry's medical offices in transactions which also allowed Coventry to significantly improve its medical loss ratio, recruited a broad range of new talented executive officers, provided leadership in improving operational performance, successfully returned Coventry to profitability and negotiated the Combination with PHC. The Committee believes that Mr. Wise should receive the maximum bonus. Mr. Wise's employment agreement also includes severance in the event of termination of employment, in exchange for an agreement not to compete with the Company during the term of employment and for a period of at least one year thereafter.

                              COVENTRY CORPORATION
                       COMPENSATION AND BENEFITS COMMITTEE

                           John H. Austin, M.D.(Chair)
                                Laurence DeFrance
                             Rodman W. Moorhead, III

                                PERFORMANCE GRAPH

         The following graph compares the cumulative shareholder return of the Common Stock of the Company's predecessor, Coventry, as of December 31, 1997, for the past five years with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Health Care Composite Index assuming an investment of $100 on December 31, 1992.


















                            1992             1993           1994           1995           1996           1997
--------------------------------------------------------------------------------------------------------------
COVENTRY                     100            187.85         216.58         182.33          81.77         134.81
--------------------------------------------------------------------------------------------------------------
HEALTH CARE-COMPOSITE        100             91.60         103.61         163.55         197.49         283.82
--------------------------------------------------------------------------------------------------------------
S&P 500 INDEX                100            110.08         111.53         153.45         188.68         251.63
--------------------------------------------------------------------------------------------------------------

         NOTE: THE STOCK PRICE PERFORMANCE SHOWN ON THE GRAPH ABOVE IS NOT NECESSARILY INDICATIVE OF FUTURE PRICE PERFORMANCE.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company's predecessor, Coventry, and Dr. Emerson D. Farley, Jr. entered into a Consulting Agreement dated as of January 1, 1995, under the terms of which Dr. Farley provides consulting services to Coventry HealthCare Management Corporation, the Company's subsidiary headquartered in Richmond, Virginia, in exchange for a fee of $72,000 per annum ($6,000) per month. Dr. Farley served as Chairman of Southern Health Management Corporation, the predecessor Coventry HealthCare Management Corporation, prior to its acquisition by Coventry on December 1, 1994. The Consulting Agreement is for a period of one year renewable annually but may be terminated by either party by giving the other party 60 days prior written notice of such termination. In addition, unvested non-qualified options held by Dr. Farley to purchase 5,000 shares of Common Stock at an exercise price of $24.50 per share and vested non-qualified options held by Dr. Farley to purchase 7,000 shares of Common Stock at an exercise price of $24.50 per share were exchanged on September 6, 1996 and November 6, 1996 for new options to purchase the equivalent number of shares at the fair market value as of September 6, 1996 of $12.75 per share. The fair market value of Coventry's Common Stock as of November 6, 1996 was $9.625 per share.

         Rodman W. Moorhead, III and Patrick T. Hackett are Senior Managing Director and Managing Director, respectively, of E.M. Warburg, which manages Warburg. During 1997, Coventry issued warrants to purchase 2,117,647 shares of Coventry's Common Stock at $10.625 per share and Convertible Notes in aggregate principal amount of $37,494,000 to Warburg. See footnote 3 to the beneficial ownership table on page 6 for additional information.

         In connection with the consummation of the Combination Agreement on April 1, 1998 (the "Effective Time"), the Company issued 25,043,704 shares of Common Stock to PHC in consideration of the transfer to the Company of certain of PHC's assets, including the issued and outstanding stock of PHC's wholly-owned HMO subsidiaries, all real property owned or leased by PHC, all accounts receivable, cash, securities, contract rights, prepaid liabilities, and all other assets except for specified excluded assets. The closing price of the Company's Common Stock on the NASDAQ Stock Market's National Market on March 31, 1998 was $16.0625 per share. The net book value of tangible PHC assets purchased, less liabilities assumed, was approximately $103 million on March 31, 1998. The Company assumed all of the liabilities of PHC, including all liabilities of PHC relating to the PHC Assets but excluding liabilities under certain PHC employee benefit plans, tax liabilities with respect to the pre-closing operations of PHC and its subsidiaries, liabilities relating to certain assets of PHC not transferred to the Company and certain other specified excluded liabilities.

         As of the Effective Time, the Company also entered into a Management Services Agreement with Principal Mutual to provide certain management services from the Effective Time until December 31, 1999 with respect to those indemnity health insurance policies issued by Principal Mutual which provide coverage in the Company's markets (the "Administered Health Insurance Policies") (other than those in IOWA). As compensation for the management services provided by the Company, Principal Mutual has agreed to pay to the Company a monthly management fee equal to 3.3% of Net Premiums (as defined under the Management Services Agreement) earned by Principal Mutual during such month in accordance with GAAP. The Company estimates that this fee, which was determined by arm's length negotiations between the parties, will be approximately $12.7 million in 1998.

         The Company also entered into a Renewal Rights Agreement with Principal Mutual as of the Effective Time, pursuant to which (i) after January 1, 2000, to the extent permitted by applicable law and contractual obligations, Principal Mutual will send to the insureds under the Administered Health Insurance Policies (other than those in IOWA) written notice encouraging such insured parties to renew their policy with the Company; and (iii) the Company shall, in connection with the first expiration of each Administered Health Insurance Policy on or after January 1, 2000 (or, with respect to such policies renewed by Principal Mutual subsequent to

January 1, 2000, in connection with the next such expiration), offer to renew and make a good faith effort to renew each such policy.

         On and after January 1, 2000, to the extent that customers choose to renew the Administered Health Insurance Policies with Principal Mutual instead of the Company, the Company will reinsure the Administered Health Insurance Policies (other than those in IOWA) in accordance with the terms of a Coinsurance Agreement entered into as of the Effective Time. Pursuant to the Coinsurance Agreement, Principal Mutual agrees to reinsure with the Company, and the Company agrees to indemnify Principal Mutual for, (a) all Ultimate Net Loss (as defined under the Coinsurance Agreement) incurred by Principal Mutual under the reinsurance policies (the "Policies") and (b) unearned premiums returned to policyholders upon cancellation of Policies on or after such date (the "Reinsured Risks").

         In consideration of the Management Services Agreement, the Renewal Rights Agreement and the Coinsurance Agreement, the Company issued to Principal Mutual the Warrant, dated as of March 31, 1998 (the "Warrant"). Under the terms of the Warrant, Principal Mutual has the right to purchase from the Company that number of shares of the Common Stock as shall equal 66 2/3% of the total number of shares of the Common Stock as shall actually be issued by the Company upon the exercise or conversion of all of the options and warrants outstanding at the Effective Time and assessed by the Company or upon the same terms and conditions as set forth in such assumed options. The total number of shares issuable under the Warrant were 6,582,211 shares of Common Stock at an average exercise price of $15.875. Principal Mutual's right to purchase shares of the Common Stock under the Warrant will vest, from time to time, with respect to the number of shares of the Common Stock as shall be issued upon exercise of the assumed options. It is estimated that the fair market value of the Warrant as of November 4, 1997 was approximately $25.0 million.

         At the Effective Time, Principal Mutual and the Company also entered into a Marketing Services Agreement, a License Agreement, a Transition Agreement and PPO Access Agreements. Pursuant to the Marketing Services Agreement, Principal Mutual engaged the Company to provide certain marketing and support services in the Company's markets for certain of Mutual's businesses other than the Administered Health Insurance Policies. Principal Mutual will compensate the Company in the amount of $4 million per calendar quarter in 1998 and $2.5 million per calendar quarter in 1999 for the services to be performed under the Marketing Services Agreement. In order to permit the Company to perform its services under the Marketing Services Agreement, Principal Mutual and the Company entered into the License Agreement pursuant to which Principal Mutual granted the Company and its subsidiaries a royalty free license to use Principal Mutual's name and marks in the United States subject to certain restrictions and required approvals. Pursuant to the Transition Agreement, Principal Mutual has agreed to provide certain administrative functions and services to the Company necessary for the operation of the assets acquired from PHC. At the Effective Time, the Company assumed two PPO Access Agreements previously in force between Principal Mutual, PHC and/or PHC's subsidiaries, pursuant to which Principal Mutual is granted the option to access the Company's PPOs for certain of Principal Mutual's clients in the Company's markets. The PPO Access Agreements between Principal Mutual and PHC and its subsidiary were amended prior to the Effective Time to increase the fee payable by Principal Mutual thereunder to a fee equal to $2.50 per program member per month plus a percentage of savings expected to equal $4 million per calendar quarter in 1998 and $2 million per calendar quarter in 1999. The fees under the Marketing Services Agreement, Transition Agreement and PPO Access Agreements were determined by arm's length negotiations between the parties.

         Concurrently with the consummation of the Combination, Principal Mutual and PHC also entered into the Shareholders' Agreement with the Company, dated as of April 1, 1998 (the "Shareholders' Agreement"). The Shareholders' Agreement includes (i) a standstill agreement, pursuant to which Principal Mutual and its affiliates agree for the five-year period following April 1, 1998 (A) not to acquire more than 40% of the total of issued and outstanding shares of the Company Common Stock other than pursuant to the Combination Agreement and the instruments and agreements thereunder and (B) not to take certain other actions;
(ii) certain restrictions on direct or indirect transfers of the Common Stock by Principal Mutual and/or its affiliates; (iii) registration rights pursuant to which Principal Mutual and/or its affiliates may demand that the Company register certain shares of the Common Stock under a registration statement filed with the SEC and may participate as a selling party in other registered offerings of the Common Stock; and (iv) the right of Principal Mutual, together with its affiliates, to designate six of the fifteen members of the Board of Directors.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to Coventry for 1997 pursuant to Rule 16a-3(e) of the Securities Exchange Act of 1934, as amended, and written representations from reporting persons that the filing of a Form 5 was not required, the Company believes that all reporting persons filed the required reports on a timely basis.


                                  PROPOSAL TWO

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has appointed Arthur Andersen LLP, certified public accountants, to be the independent auditors of the Company for the fiscal year ended December 31, 1998, and requests shareholder ratification of this action. A representative of that firm is expected to be present at the meeting, will have an opportunity to make a statement if he desires to do so and is expected to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMEND THAT YOU VOTE FOR THE RATIFICATION OF ARTHUR ANDERSEN, LLP.

                              SHAREHOLDER PROPOSALS

         The Company's bylaws provide that the Annual Meeting is to be held on the third Thursday in June, unless the Chairman of the Board shall designate a different date. Proposals of eligible shareholders of the Company to be presented at the 1999 annual meeting of shareholders must be received by the Company at its offices in Bethesda, Maryland, addressed to the Secretary of the Company, not later than January 25, 1999, in order to be considered for inclusion in the Company's proxy materials relating to the 1999 annual meeting of shareholders.



                              FINANCIAL INFORMATION

         A copy of the Company's Annual Report containing financial statements of Coventry for the year ended December 31, 1997, has been enclosed in the same mailing with this Proxy Statement.

                                 OTHER MATTERS

         The Board of Directors of the Company does not know of any other matters that may come before the 1998 Annual Meeting. However, if any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their judgment on such matters. The enclosed proxy confers discretionary authority to take action with respect to any additional matters which may come before the 1998 Annual Meeting.

         A list of shareholders of record entitled to be present and vote at the 1998 Annual Meeting will be available at the offices of the Company in Bethesda, Maryland for inspection by shareholders during regular business hours from June 1, 1998 to the date of the 1998 Annual Meeting. The list will also be available during the 1998 Annual Meeting for inspection by shareholders who are present.

         YOUR REPRESENTATION AT THE 1998 ANNUAL MEETING IS IMPORTANT. IN ORDER TO ASSURE THE PRESENCE OF THE NECESSARY QUORUM, PLEASE SIGN AND MAIL THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. THE SIGNING OF THE PROXY WILL NOT PREVENT YOUR ATTENDING THE MEETING AND VOTING IN PERSON, SHOULD YOU SO DESIRE.

                                       By Order of the Board of Directors


                                       ALLEN F. WISE
                                       President and Chief Executive Officer

                           COVENTRY HEALTH CARE, INC.

                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 18, 1998

     This proxy is solicited on behalf of the Board of Directors. The undersigned hereby appoints Allen F. Wise and Shirley R. Smith, or either of them, as proxies, each with the power to appoint his or her substitute and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of Coventry Health Care, Inc. which the undersigned is entitled to vote at the Annual Meeting of the Shareholders to be held on June 18, 1998 at 9:30 a.m., Eastern Daylight Saving Time, at the Bethesda Marriott Hotel, 5151 Pooks Hill Road, Bethesda, Maryland, or any adjournment thereof.

     In their discretion, proxies are authorized to vote upon such other matters as may properly come before this meeting.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

     Please sign and return in the enclosed envelope.

                          (continued on reverse side)

                                                 Please mark your votes as
                                                 indicated in this example [X]

1. ELECTION OF DIRECTORS. The undersigned casts the number of votes indicated above in favor of the election of each of the nominees indicated below to serve as a Class I Director of the Company until the Annual Meeting of Shareholders in the year 2001 and thereafter until his or her successor has been elected and duly qualified.

     For all nominees listed
     [except as marked to the               Withhold Authority
        contrary below]                  to vote for all nominees

              [ ]                                  [ ]

Nominees for Class I Directors:
Allen F. Wise, David J. Drury, Richard H. Jones, Elizabeth Tallett

To withhold authority to vote for one or more nominees, write the name(s) of each nominee(s) in the following space(s):

2. RATIFY APPOINTMENT OF           FOR          AGAINST       ABSTAIN
   INDEPENDENT AUDITORS.           [ ]            [ ]           [ ]


--------------------------------------------------------------------------------

                                              Date:_______________________, 1998


                                              ----------------------------------
                                                         Signature

                                              ----------------------------------
                                                     Name (Please Print)

                                              ----------------------------------
                                                  Signature if held jointly

                                              ----------------------------------
                                                     Name (Please Print)

                                              Sign exactly as your name or names
                                              appear on the first page of this
                                              proxy. When shares are held by
                                              joint tenants, both parties should
                                              sign. When signing as attorney,
                                              executor, administrator, trustee
                                              or guardian, please give full
                                              title as such. If a corporation,
                                              please sign in full corporate name
                                              as authorized. If a partnership,
                                              please sign in partnership name by
                                              authorized person.